Exhibit 10.3

BIG LOTS 2005 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK AWARD AGREEMENT FOR OUTSIDE DIRECTORS

In accordance with the terms of the Big Lots 2005 Long-Term Incentive Plan, as may be amended (“Plan”), this Restricted Stock Award Agreement for Outside Directors (“Agreement”) is entered into as of the Grant Date by and between you, the Grantee, and Big Lots, Inc., an Ohio corporation (“Company”), in connection with the Company’s grant of the Restricted Stock to you.  The Restricted Stock is subject to the terms and conditions of this Agreement and the Plan.

This Agreement describes the Restricted Stock you have been granted and the conditions that must be met before you may receive the Restricted Stock.  To ensure that you fully understand these terms and conditions, you should carefully read the Plan and this Agreement.

Definitions

Except as otherwise expressly provided herein, capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to them in the Plan.  For purposes of this Agreement:

“Acceleration Event” means the earlier of the (i) Grantee’s death or (ii) Grantee’s Disability;

“Grant Date” means ________________________;

“Grantee” means __________________________;

“Outside Date” means the Trading Day immediately preceding the Company’s annual meeting of shareholders first following the Grant Date;

“Restricted Stock” means the _____________ common shares of the Company, par value $0.01 per share, underlying the Award made by this Agreement;

“Restriction Period” means the period commencing on Grant Date and continuing until the Outside Date;

“Termination of Employment” or “Employment Terminates” means any act or event, other than an Acceleration Event, that causes the Grantee to cease serving as a member of the Board of Directors; and

“Trading Day” means a day on which the principal national securities exchange on which the Common Shares are listed is open for business.

Description of the Restricted Stock

The Restricted Stock is the Company’s Common Shares that you will own after the Restricted Stock vests (i.e., all restrictions lapse) and you comply with the terms of this Agreement and the Plan.  However, you will forfeit any rights in the Restricted Stock (i.e., they will not be transferred to you) to the extent you do not comply with the terms of this Agreement and the Plan.  No portion of the Restricted Stock that has not vested may be sold, transferred, assigned, pledged, encumbered or otherwise disposed of by you in any way (including a transfer by operation of law); and any attempt by you to make any such sale, transfer, assignment, pledge, encumbrance or other disposition shall be null and void and of no effect.

Vesting of the Restricted Stock

The Restriction Period shall lapse and your Restricted Stock shall vest and be transferred to you without restriction on the earlier of (i) the Outside Date or (ii) the day on which an Acceleration Event occurs; provided, however, if your Employment Terminates before the Outside Date or the occurrence of an Acceleration Event, then this Agreement will expire and all of your rights in your Restricted Stock will be forfeited.

Your Rights in the Restricted Stock

Until the earlier of the date on which (i) your Restricted Stock vests in accordance with the terms of this Agreement and the Plan or (ii) this Agreement expires, your Restricted Stock will be held in escrow.  The Company will defer distribution of any dividends that are declared on your Restricted Stock until the Restricted Stock vests.  These dividends will be distributed at the same time your Restricted Stock vests or will be forfeited if your Restricted Stock does not vest.

During the Restriction Period, you may vote your Restricted Stock.  This is the case even though your Restricted Stock will not be distributed to you unless and until your Restricted Stock vests.

Subject to the Company’s trading policies and applicable laws and regulations, after you become vested in your Restricted Stock, you shall be free to deal with and dispose of the vested Restricted Stock, and you may request the Company’s transfer agent to issue a certificate for such vested Restricted Stock in your name and free of any restrictions.

Tax Treatment of the Restricted Stock

You should consult with a tax or financial adviser to ensure you fully understand the tax ramifications of your Restricted Stock.

This brief discussion of the federal tax rules that affect your Restricted Stock is provided as general information (not as personal tax advice) and is based on the Company’s understanding of federal tax laws and regulations in effect as of the Grant Date.  Section 13.4 of the Plan further describes the manner in which withholding may occur.

You are not required to pay income taxes on your Restricted Stock on the Grant Date.  However, you will be required to pay income taxes (at ordinary income tax rates) when, if and to the extent your Restricted Stock vests.  The amount of ordinary income you will recognize is the value of your Restricted Stock when it vests.  Also, the Company is required to withhold taxes on this same amount.  You may elect to allow the Company to withhold, upon the vesting of your Restricted Stock, from the common shares to be issued pursuant to your vested Restricted Stock a number of Common Shares that would satisfy the required statutory minimum (but no more than such required minimum) with respect to the Company’s tax withholding obligation.  If you are at the Grant Date, or subsequently become, subject to the Company’s trading windows, you may only make this election during an open trading window.  If you wish to make the withholding election permitted by this paragraph, you must give notice to the Company in the manner then prescribed by the Company.

Any appreciation of your Restricted Stock after it vests could be eligible to be taxed at capital gains rates when you sell the common shares.  If your Restricted Stock does not vest, your Restricted Stock will expire and no taxes will be due.

Section 83(b) Election

Subject to Section 13.17 of the Plan, you shall have the right to make an election under Section 83(b) of the Internal Revenue Code with respect to your Restricted Stock.

General Terms and Conditions

Nothing contained in this Agreement obligates the Company or a subsidiary to employ you in any capacity whatsoever or prohibits or restricts the Company or a subsidiary from terminating your service as a member of the Board of Directors at any time or for any reason whatsoever; and this Agreement does not in any way affect any other agreement that you may have with the Company.

This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws of conflicts of laws, of the State of Ohio.

If any provision of this Agreement is adjudged to be unenforceable or invalid, then such unenforceable or invalid provision shall not effect the enforceability or validity of the remaining provisions of this Agreement, and the Company and you agree to replace such unenforceable or invalid provision with an enforceable and valid arrangement which in its economic effect shall be as close as possible to the unenforceable or invalid provision.

You represent and warrant to the Company that you have the full legal power, authority and capacity to enter into this Agreement and to perform your obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.  You also represent and warrant to the Company that you are aware of and agree to be bound by the Company’s trading policies and the applicable laws and regulations relating to the receipt, ownership and transfer of the Company’s securities. The Company represents and warrants to you that it has the full legal power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement and that this Agreement is a valid and binding obligation, enforceable in accordance with its terms, except that the enforcement of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereinafter in effect relating to creditors’ rights generally and to general principles of equity.

Acceptance

By accepting your Restricted Stock, you agree that your Restricted Stock is granted under and is subject to the terms and conditions described in this Agreement and in the Plan, and you agree to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under this Agreement or the Plan.

Grantee hereby accepts the Restricted Stock and acknowledges receipt of a copy of the Plan, as in effect on the Grant Date.

Accepted as of	, 20	BIG LOTS, INC.
"Grantee"

By:

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